Exhibit 8.3

July 31, 2026

Board of Directors

Viking Acquisition Corp. I

900 Third Avenue, 18th Floor

New York, NY 10022

United States of America

Dear Sirs/Mesdames:

Re:	Form F-4 Registration Statement of Viking Acquisition Corp. I

We have acted as Canadian counsel to Viking Acquisition Corp. I, an exempt company formed under the laws of the Cayman Islands (“SPAC”) in connection with the preparation and filing by SPAC of the Registration Statement (as defined below) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, the transactions contemplated by that certain Business Combination Agreement (as such agreement may be amended and modified from time to time, the “Business Combination Agreement”) dated as of April 16, 2026, by and among SPAC, NorthStar Earth and Space Inc. (“NorthStar”), a corporation existing under the Canada Business Corporations Act, as amended (the “CBCA”) and Viking NS Amalgamation Corp. (“NewCo”), a corporation existing under the CBCA and a wholly-owned direct subsidiary of SPAC (the “Business Combination”).

All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Registration Statement.  We have reviewed the Business Combination Agreement and certain documents ancillary thereto. We have participated in drafting the section entitled “Material Canadian Tax Considerations” in the Registration Statement.

A.	Laws Addressed

We are qualified to practice law in the Province of Ontario and our opinion herein is restricted to the laws of the Province of Ontario and the federal laws of Canada applicable therein.  We express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Province of Ontario and the laws of Canada applicable therein in effect on the date hereof.

The opinion set forth below is based upon the current provisions of the Income Tax Act (Canada) and the regulations thereunder in force at the date hereof (the “Tax Act”), all specific proposed amendments thereto publicly announced, by or on behalf of, the Minister of Finance (Canada) prior to the date hereof, and our understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”). This opinion assumes that any proposed amendments will be enacted as intended, and that legislative, judicial or administrative actions will not modify or change the statements expressed herein. This opinion does not otherwise take into account or anticipate any changes in laws whether by legislative, regulatory, administrative, governmental or judicial decision or action or any changes in administrative policies or assessing practices of the CRA nor does it take into account other federal or provincial, territorial or foreign income tax legislation or considerations. We disclaim any obligation or undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof.

B.	Reliance & Assumptions

In rendering the opinions expressed herein we have assumed without any independent investigation or review thereof that:

a)	the transactions comprising the Business Combination contemplated by the Business Combination Agreement and any documents ancillary thereto and described in the Registration Statement will be duly and validly carried out and executed as described therein;
b)	all parties to the Business Combination Agreement and to any documents ancillary thereto are and will at all times remain validly created or incorporated, in existence and in good standing;
c)	the acknowledgments, representations and warranties of each of the parties to the Business Combination Agreement are true and correct in all respects; and
d)	that all parties to the Business Combination Agreement and to any documents ancillary thereto will have complied in all respects with their obligations thereunder.

C.	Opinion

Based upon and subject to the limitations, qualifications, restrictions and assumptions described herein and in the Registration Statement under the heading “Material Canadian Tax Considerations”, the statements in the Registration Statement under the heading “Material Canadian Tax Considerations”, to the extent that such statements summarize matters of law or legal conclusions, present a fair and adequate summary of the federal income tax considerations under the Tax Act with respect to the ownership and disposition of New NS Common Shares by a Holder.

D.	Qualifications

This opinion is being furnished for the sole benefit of the addressee hereof. We assume no obligation to update this opinion after the date hereof. This opinion is issued solely for the purposes of the filing of the Registration Statement.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the reference to us in the Registration Statement and any amendments thereto. Subject to the foregoing, this opinion may not be quoted, in whole or in part, or otherwise referred to or used for any purpose without our prior written consent.

Yours truly,

Cassels Brock & Blackwell LLP /S/ CASSELS BROCK & BLACKWELL LLP